Exhibit 99.1

Company Contact:

BioSphere Medical, Inc.

Martin Joyce

Chief Financial Officer

(781) 681-7925

BIOSPHERE MEDICAL REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Total Revenue Up 16%; Net Loss Decreased 21% from Prior Year Period

ROCKLAND, Mass. – NOVEMBER 4, 2004 – BioSphere Medical, Inc. (Nasdaq: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by occluding their blood supply, today reported a net loss of $1.15 million, or $0.08 per basic and diluted share, for the third quarter of 2004. This compares with a net loss of $1.46 million, or $0.11 per basic and diluted share, for the third quarter of 2003.

Total revenues for the third quarter of 2004 were $3.47 million, compared with total revenues of $2.99 million for the corresponding period in 2003, an increase of 16%. During the third quarter of 2004 revenues in the United States were $2.15 million, compared to revenues of $2.03 in the third quarter of 2003. Revenues outside of the United States were $1.32 million for the third quarter 2004, compared to revenues of $.96 million for the third quarter of 2003.

Selling, general and administrative expenses increased to $2.99 million for the third quarter of 2004 compared to $2.82 million for the third quarter of 2003. Research and development expenses were $.56 million for the third quarter of 2004, compared to $.53 million for the third quarter of 2003.

For the nine months ended September 30, 2004 the net loss was $4.95 million, or $0.35 per basic and diluted share. This compares with a net loss of $6.18 million, or $0.46 per basic and diluted share, for the comparable period last year. As previously reported, the Company incurred a non-routine inventory write-down charge of $.91 million in the quarter ended June 30, 2004, from the disposition of inventory produced prior to recent process improvements.

Total revenues for the first nine months of 2004 rose to $9.88 million, compared with $9.16 million last year.

Selling, general and administrative expenses decreased to $7.97 million for the first nine months of 2004 compared with $10.19 million in the first nine months of 2003, primarily due to cost reductions and productivity improvement programs. Research and development expenses for 2004 year-to-date were $1.77 million, down from $2.06 million during the same period last year.

At September 30, 2004, the Company had cash, cash equivalents and marketable securities of $3.67 million.

“We are delighted to see strong sales performance in Europe and Latin America” said Paul A. Looney, BioSphere Medical’s Chairman of the Board of Directors. “I believe that we are uniquely positioned for future growth in markets outside the United States. Furthermore, our gross margin returned to expected levels in the third quarter and we hope to benefit in the fourth quarter from the 20/20 segment and the front page Wall Street Journal article supporting uterine fibroid embolization as the non-surgical option to hysterectomy for women. Rick Faleschini’s expertise in the gynecological and interventional vascular sectors will help us as we seek to move BioSphere to the next level” said Looney.

Significant milestones and activities since the beginning of the third quarter of 2004 include:

•	Total revenues increased 16%.

•	Gross margin of 67%, compared to 61% in the third quarter of 2003, reflecting increased efficiencies in the Company’s manufacturing processes.

•	National exposure in leading media outlets, including a front-page article in the Wall Street Journal, and a 20/20 segment increasing awareness of the availability of uterine fibroid embolization, stating that informed consent should include UFE as an alternative to hysterectomy.

•	CE Mark approval in Europe of the Company’s HepaSphere SAP™ Microspheres for the embolization of liver tumors.

•	The launch of a collaborative UFE patient registry at the Congress of Interventional Radiology Societies of Europe.

•	Reached agreement on $8 million of private financing.

•	Recruitment of Richard Faleschini as Chief Executive Officer and President.

The Company will host its quarterly conference call today at 11 A.M. ET. The number to dial into the teleconference is (719) 457-2600 and the access code is 428529. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site: www.biospheremed.com. A replay of the teleconference will be available from 2:00 P.M. (ET) today, November 4, 2004 until 12:00 A.M. (ET) on November 11th, 2004 by dialing (719) 457-0820 or can also be accessed from the investor section of our company website at www.biospheremed.com.

About BioSphere Medical, Inc.

BioSphere Medical, Inc., based in Rockland, Massachusetts, is a medical device company focused on applying its proprietary microsphere technology to medical applications using embolotherapy techniques. The Company’s core technologies, patented bio-engineered polymers and manufacturing methods, are used to produce miniature spherical beads with uniquely beneficial properties for a variety of medical applications. BioSphere’s principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company’s products have already begun to gain wide acceptance in this rapidly emerging procedure as well as in a number of other new and established medical treatments. The Company’s strategy is two fold. First, the Company is seeking to grow the embolotherapy business worldwide, specifically the UFE procedure, by increasing awareness of availability of this procedure. Second, the Company is seeking to maintain its current technology leadership by introducing new products and product improvements, both through internally developed and externally acquired technologies, that improve and broaden the use of embolotherapy techniques.

BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia and the European Community, which allow the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization.

Cautionary Statement Regarding Forward-Looking Statements - This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the Company’s expectations that it will achieve revenue growth in the fourth quarter of 2004 and will increase market acceptance for its products. The Company uses words such as “plans,” “seeks,” “projects,” “believes,” “may,” “anticipates,” “estimates,” “should” and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company’s control and are difficult to predict. These important factors include, without limitation, risks relating to: the failure of the Company and its distributors to successfully market and sell the Company’s products; the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates; the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of the Embosphere® Microspheres and EmboGold™ Microsphere technologies; risks relating to the Company’s ability to obtain and maintain patent and other proprietary protection for its products; the absence of or delays and cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products; and general economic conditions. These risk factors are further described in the section titled “Certain Factors That May Affect Future Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed by the Company with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

Financial Tables Follow

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

As of September 30, 2004 and December 31, 2003

(in thousands, unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and marketable securities	$3,667	$7,575
Accounts receivable, net	2,624	2,534
Inventories, net	3,130	3,496
Prepaid and other current assets	326	405
Property and equipment, net	1,230	1,497
Goodwill, net	1,443	1,443
Other assets	53	52

Total assets	$12,473	$17,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,837	$3,157
Debt and capital lease obligations	399	320
Stockholders’ equity	9,237	13,525

Total liabilities and stockholders’ equity	$12,473	$17,002

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2004 and 2003

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$3,473	$2,986	$9,879	$9,158
Costs and expenses:
Cost of revenues	1,161	1,161	5,010	3,418
Research and development	562	534	1,771	2,059
Sales	1,172	1,308	3,516	4,064
Marketing	931	728	2,047	3,517
General and administrative	890	785	2,409	2,615

Total costs and expenses	4,716	4,516	14,753	15,673

Loss from operations	(1,243)	(1,530)	(4,874)	(6,515)
Other income and expenses, net	95	69	(74)	335

Net loss	$(1,148)	$(1,461)	$(4,948)	$(6,180)

Net loss per common share
Basic and diluted	$(0.08)	$(0.11)	$(0.35)	$(0.46)

Weighted average common shares outstanding
Basic and diluted	14,249	13,566	14,102	13,377